Exhibit 99.1

Knightscope News Release

June 29, 2023 6:30AM PT

Knightscope Repays in Full $6 Million of Convertible Notes

MOUNTAIN VIEW, Calif., June 29, 2023 -- Knightscope, Inc. [Nasdaq: KSCP] (“Knightscope” or the “Company”), a leading developer of autonomous security robots and blue light emergency communication systems, today announced that it has extinguished $6.075 million in convertible notes (“Notes”) that were previously issued in conjunction with the acquisition of CASE Emergency Systems in October 2022. The Notes were fully repaid through various conversions to Class A Common Stock pursuant to the terms of the Notes.

“We’re excited to have this debt fully repaid and behind us. The repayment of the Notes strengthens the balance sheet and provides the Company with increased flexibility to execute our strategy of growing Knightscope,” said William Santana Li, chairman and CEO, Knightscope, Inc.

The Notes have been paid down; however, associated warrants to purchase up to 1,138,446 shares of Class A Common Stock with an initial exercise price of $3.25 per share of Class A Common Stock (subject to future anti-dilution adjustment), exercisable immediately and expiring five years from original issuance of the Notes, remain outstanding.

About Knightscope

Knightscope is an advanced public safety technology company that builds fully autonomous security robots and blue light emergency communications systems that help protect the places people live, work, study and visit. Knightscope’s long-term ambition is to make the United States of America the safest country in the world. Learn more about us at www.knightscope.com. Follow Knightscope on Facebook, Twitter, LinkedIn and Instagram.

Forward-Looking Statements

This press release may contain “forward-looking statements” about Knightscope’s future expectations, plans, outlook, projections and prospects. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” “proposes” and similar expressions. Forward-looking statements contained in this press release and other communications include, but are not limited to, statements about the Company’s profitability and growth. Although Knightscope believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, among other things, the risk that the restructuring costs and charges may be greater than anticipated; the risk that the Company’s restructuring efforts may adversely affect the Company’s internal programs and the Company’s ability to recruit and retain skilled and motivated personnel, and may be distracting to employees and management; the risk that the Company’s restructuring efforts may negatively impact the Company’s business operations and reputation with or ability to serve customers; the risk that the Company’s restructuring efforts may not generate their intended benefits to the extent or as quickly as anticipated. Readers are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Knightscope’s Annual Report on Form 10-K for the year ended December 31, 2022. Forward-looking statements speak only as of the date of the document in which they are contained, and Knightscope does not undertake any duty to update any forward-looking statements, except as may be required by law.

Public Relations:

Stacy Stephens

Knightscope, Inc.

(650) 924-1025

Corporate Communications:

IBN (InvestorBrandNetwork)

Los Angeles, California

www.InvestorBrandNetwork.com

310.299.1717 Office

Editor@InvestorBrandNetwork.com

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